SMITH BARNEY ADJUSTABLE RATE GOVERNMENT INCOME FUND

AMENDMENT NO. 3 TO THE FIRST AMENDED AND RESTATED
MASTER TRUST AGREEMENT


	WHEREAS, Section 4.1 of the First Amended and Restated Master Trust Agreement of Smith Barney Adjustable Rate Government Income Fund (the "Trust") dated November 5, 1992, as amended, authorizes the Trustees of the Trust to issue classes of shares of any Sub-Trust or divide the Shares of any Sub-Trust into classes, having different dividend, liquidation, voting and other rights as the Trustees may determine;

	WHEREAS, the Trustees have previously established and designated four classes of shares, Classes A, B, C, and D for the sole Sub-Trust of the Trust: Smith Barney Adjustable Rate Government Income Fund;

	WHEREAS, a majority of the Trustees unanimously voted on September 7, 1994 to redesignate the existing Class C shares of the Sub-Trust as Class Z shares, such change to be effective concurrently with the effectiveness of the Supplement to the Prospectus of of the Sub-Trust describing said Class Z shares;

	WHEREAS, the Trustees unanimously voted on September 7, 1994 to redesignate the existing Class D shares of the Sub-Trust as Class C shares, such change to be effective concurrently with the effectiveness of the Supplement to the Prospectus of the Sub-Trust describing said Class C shares;

	WHEREAS, the Trustees unanimously voted on September 7, 1994 to establish and designate a new class of shares of the Sub-Trust as Class Y shares.

	NOW, THEREFORE, the undersigned Assistant Secretary of the Trust hereby states as follows:

	1.	That, pursuant to the vote of the Trustees, (i) the existing class of shares of the aforementioned Sub-Trust heretofore designated as Class C shares be redesignated as Class Z shares of the Smith Barney Adjustable Rate Government Income Fund; and (ii) the existing class of shares of the aforementioned Sub-Trust heretofore designated as Class D shares be redesignated as Class C shares of the Smith Barney Adjustable
Rate Government Income Fund; such changes to become effective concurrently with the effectiveness of the Supplement to the Prospectus of the Sub-Trust describing the redesignated Class Z and Class C shares. Each such class of shares shall have the rights and preferences as set forth in the Supplement to the Prospectus of the Sub-Trust dated
November 7, 1994, as such Prospectus may be further amended from time to time.


	2.	That, pursuant to the vote of the Trustees, the
aforementioned Sub-Trust be divided into an additional class of shares established and designated a Class Y shares. Such class of shares shall have the rights and preferences as set forth in the Supplement to the Prospectus of the Sub-Trust dated November 7, 1994, as such Prospectus may be further amended from time to time.


	IN WITNESS WHEREOF, the undersigned hereby sets his hand this 3rd day of November, 1994.


						SMITH BARNEY ADJUSTABLE RATE
						GOVERNMENT INCOME FUND


						/s/       Lee D. Augsburger

						By:	Lee D. Augsburger
						Title:	Assistant Secretary




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